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                                                                    EXHIBIT 99.4

                    [LETTERHEAD OF GAVIN ANDERSON & COMPANY]

Contact:
                         Larry Parnell
                         Gavin Anderson & Company
                         (212) 373-0219


FOR IMMEDIATE RELEASE


                ROCKEFELLER CENTER PROPERTIES COMPLETES AGREEMENT


New York, N.Y. -- December 19, 1994 -- Rockefeller Center Properties Inc. (RCPI) announced today that it signed yesterday a definitive loan agreement and debenture purchase agreement under which Goldman Sachs Mortgage Company and Whitehall Street Real Estate Limited Partnership V ("Whitehall") an investment vehicle managed by Goldman Sachs & Co., will purchase from RCPI $225 million of long-term debt. Upon funding these transactions, RCPI intends to retire its commercial paper and reduce its interest rate swap exposure and Goldman Sachs will be entitled to designate one member of RCPI's Board of Directors.

These agreements provide that Goldman Sachs Mortgage Company will acquire from RCPI $150 million of floating rate debt due December 31, 2000 which will bear interest at LIBOR plus 4 percent and Whitehall will acquire from RCPI $75 million of 14 percent debentures due December 31, 2007.

RCPI has also issued warrants to acquire 4,156,927 shares of newly issued common stock exercisable at $5 per share, and 5,348,541 stock appreciation rights convertible into debentures or warrants.


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RCPI, which commenced operations on September 19, 1985, was formed to permit public investment in Rockefeller Center. RCPI's principal asset is a $1.3 billion participating mortgage loan to the owners of Rockefeller Center with an option, exercisable on December 31, 2000, to convert the loan into a 71.5 percent ownership interest in Rockefeller Center. The Company's common stock is listed on the New York Stock Exchange under the symbol RCP. As of December 16, 1994, there were 38,260,704 shares outstanding.